Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Independence Realty Trust, Inc. Registration Statement (Form S-8 No. 333-191612, effective October 7, 2013) pertaining to the Independence Realty Trust, Inc. Long Term Incentive Plan and the Independence Realty Trust, Inc. Independent Directors Compensation Plan of our report dated May 12, 2014, relating to our audit of the Oklahoma Portfolio Combined Statement of Revenue and Certain Expenses for the year ended December 31, 2013.

/s/ McGladrey LLP

Philadelphia, PA
May 12, 2014